SUBSIDIARY GUARANTY

  THIS SUBSIDIARY GUARANTY dated March 12, 1998 (the "Guaranty") is made by HSI Aviation. Inc. (a "Guarantor" and, together with the Subsidiaries party to the Subsidiary Guaranty dated July 14, 1995, the "Guarantors") in favor of (i) the Purchasers (as hereinafter defined) under separate Note Purchase Agreements dated July 14, 1995 (as amended or modified and in effect from time to time, referred to herein as the "Note Purchase Agreements") by and among Huntco Inc., a Missouri corporation (the "Company"), and the respective Purchasers named therein (the "Purchasers") and (ii) each other holder of the Company's 8.13% Notes due July 15, 2005 (the "Notes") from time to time and their respective successors and assigns (collectively, such holders and their respective successors and assigns are hereinafter referred to as the "Holders"). All capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Note Purchase Agreements.

                                 WITNESSETH:

  WHEREAS, the Company and the Purchasers have entered into the Note Purchase Agreements;

  WHEREAS, Guarantor is a Subsidiary of the Company;

  WHEREAS, as an inducement to, and as part of the consideration for, its purchase of the Notes, the Purchasers received, in accordance with the terms of the Note Purchase Agreements, a guarantee of the Company's obligations under the Note Purchase Agreements and the Notes from each Subsidiary of the Company in existence at the time of the Note Purchase Agreements;

  WHEREAS, the Guarantor has received benefits from the sale of the Notes;

  WHEREAS, certain of the proceeds of the Notes were advanced to, or were used, directly or indirectly, for the benefit of, the Guarantor, and thus, all unpaid principal of and accrued and unpaid interest on and the Make-Whole Amount, if any, with respect to the Notes and all other obligations of the Company to the Holders now existing or hereafter arising under the Note Purchase Agreements have been incurred for and inured to the benefit of the Guarantors (which benefits are hereby acknowledged); and

  WHEREAS, in consideration of the benefits that have inured to the Guarantors, the Guarantor desires to guarantee the due and punctual payment of all Guaranteed Debt (as hereinafter defined);

  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties and the Guarantor hereby jointly and severally covenants and agrees as follows:

  1. Guaranty. The Guarantor irrevocably and unconditionally guarantees (i) the full and prompt payment when due (whether at stated maturity upon acceleration or otherwise) of all unpaid principal of, accrued and unpaid interest on, and Make-Whole Amount, if any, with respect to, the Notes, all accrued and unpaid fees and all other obligations of the Company to the Holders now existing or hereafter incurred under or arising out of or in connection with the Notes or the Note Purchase Agreements and (ii) the performance of the Notes and the Note Purchase Agreements (all such principal, interest, Make-Whole Amount, fees, obligations and liabilities being collectively referred to herein as the "Guaranteed Debt"), whether according to the present terms of the Guaranteed Debt or any change or changes in the terms, covenants and conditions of any of the Guaranteed Debt, now or at any time hereafter made or granted, or at any earlier or accelerated date or dates for payment or performance of the agreements set forth in the Guaranteed Debt. It is understood that this Guaranty is a continuing guarantee of the payment of the Guaranteed Debt, is not limited to a guarantee of collection of the Guaranteed Debt and shall remain in full force and effect until the indefeasible payment in full of the Guaranteed Debt. The Guarantor agrees that all references in this Guaranty to Guaranteed Debt of the Company shall include any successor or assignee of the Company so long as this Guaranty remains in effect.

  2. Waiver. The Guarantor waives notice of the acceptance of this Guaranty and of the occurrence of any and all of the events described in Section 3. The Guarantor further waives presentment, protest, notice, demand or action on delinquency in respect of the Guaranteed Debt or any part thereof. The Guarantor agrees that the whole or any part of the security held, if any, for the Guaranteed Debt may be exchanged, compromised, or surrendered from time to time; that the Holders shall have no obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances, if any, hereafter held for the Guaranteed Debt or the properties subject thereto; that the time or place of payment of the Guaranteed Debt may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; that the Company may be granted indulgences generally; that any of the provisions of the Notes or the Note Purchase Agreements may be modified, amended or waived; that any party liable for the payment thereof may be granted indulgences or released; and that any other party liable for the payment of the Guaranteed Debt or liable upon any security therefor may be released, in whole or in part, at, before and/or after the stated, extended or accelerated maturity of the Guaranteed Debt, all without notice to or further assent by any Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

  3. Certain Rights of Holders. The validity and enforceability of this Guaranty against the Guarantor shall not be impaired or affected by any of the following, whether occurring before or after receipt by the Holders of any notice of termination of this Guaranty: (a) any extension, modification, continuation or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Debt or any part thereof or any agreement relating thereto (other than any agreement between the Purchaser or any other Holder and one or more Guarantors specifically modifying or amending the terms of this Guaranty in accordance with Section 10) at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Debt or any part thereof; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guaranties with respect to the Guaranteed Debt or any part thereof, or any other obligation of any Person with respect to the Guaranteed Debt or any part thereof; (e) the enforceability or validity of the Guaranteed Debt or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto; (f) the application of payments received from any source to the payment of indebtedness of the Company or any Subsidiary other than the Guaranteed Debt, or to amounts which are not covered by this Guaranty even though a Holder might lawfully have elected to apply such payments to any part or all of the Guaranteed Debt or to amounts which are not covered by this Guaranty; or (g) any other circumstances which otherwise under the laws of any jurisdiction constitute a legal or equitable discharge of a surety or a guarantor or a bar (in the nature of a moratorium or otherwise) to the enforcement of the rights of a Holder against the Company, all whether or not any Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (g) of this paragraph. The Guarantor agrees that such Guarantor's obligation to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever in the event any portion of the Guaranteed Debt is invalid or unenforceable against the Company, or by any impairment, modification, change, release or limitations of the liability of the Company or its estate in bankruptcy resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other similar federal or state statute, or from the decision of any court.

  4. Absolute Guaranty. The obligations of the Guarantor under this Guaranty are absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, without limitation: (a) any action or inaction by a Holder or any other circumstance contemplated in Section 3; or
(b) the existence of any other guaranties of the Guaranteed Debt, whether or not such other guaranties have been acted upon in any way.

  5. Primary Liability of Guarantors. This Guaranty is a primary obligation of the Guarantor. The Guarantor agrees that this Guaranty may be enforced by the Holders, or any of them, without the necessity at any time of resorting to or exhausting any other security and without the necessity at any time of having recourse to the Notes or the Note Purchase Agreements, and the Guarantor hereby waives the right to require the Holders (or any of them) to proceed against the Company or any other person (including a co-guarantor) or to require the Holders (or any of them) to pursue any other remedy or enforce any other right. The Guarantor further agrees that nothing contained herein shall prevent the Holders, or any of them, from suing on the Notes, the Note Purchase Agreements or foreclosing its security interests, if any, in the Guaranteed Debt or from exercising any other rights available to it under the Notes, the Note Purchase Agreements or an instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the Guarantor's obligations hereunder.

  6. Representations and Warranties. As an inducement to, and as part of the consideration for, the purchase of the Notes pursuant to the Note Purchase Agreements, the Guarantor makes the following representations, warranties and agreements:

     (a) Such Guarantor is a solvent corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted and to enter into and perform this Guaranty.

     (b) This Guaranty has been duly authorized on the part of such Guarantor, and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. The executions delivery and performance by such Guarantor of this Guaranty,
(i) are within its corporate powers, (ii) have been duly authorized by proper corporate action and (iii) are legal, and to its knowledge, will not violate any provisions of any law, rule, regulation or ordinance or any order, judgment, decree or ruling of any court, arbitrator or governmental authority or agency and will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance on any property of such Guarantor under the provisions of, any charter document, by-law, indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which it is a party or by which it or its property may be bound or affected.

     (c) Neither the nature of such Guarantor, nor its business or properties, nor any relationship between such Guarantor and any other person is such as to require a consents approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, any governmental authority or agency on the part of such Guarantor in connection with the execution, delivery or performance of this Guaranty that has not been received or obtained.

     (d) Such Guarantor has capital sufficient to carry on its business, is solvent and is able to pay its debt and obligations as they mature in the ordinary course. Such Guarantor now owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts, obligations and contingent liabilities.

     (e) Such Guarantor further represents that it has knowledge of the Company's financial condition and affairs and represents and agrees that it will keep so informed while this Guaranty is in force. Such Guarantor agrees that the Holders will have no obligation to investigate the financial condition or affairs of the Company for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Company which might come to the knowledge of the Holders at any time, whether or not any Holder knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor or might (or does) materially increase the risk of such Guarantor as guarantor.

  7. Continuing Guaranty. etc. This Guaranty shall continue in full force and effect until the Guaranteed Debt is indefeasibly paid in full, notwithstanding any extensions, modifications, renewals or indulgences with respect to, or substitutions for, the Guaranteed Debt. Notwithstanding the foregoing, this Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Debt is rescinded or must otherwise be restored or returned by any Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payments had not been made. No failure or delay on the part of any Holder in exercising any right, power or privilege hereunder and no course of dealing between any Guarantor or any Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Holder would otherwise have. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or future notice or demand in similar or other circumstances or constitute a waiver of the rights of any Holder to act in any circumstances without notice or demand. Credit may be granted or continued from time to time by the Holders to the Company without notice to or authorization from any Guarantor regardless of the Company's financial or other condition at the time of any such grant or continuation.

  8. Maximum Liability of Guarantor. Anything herein or in any other document, instrument or agreement executed and delivered in connection herewith to the contrary notwithstanding, the maximum liability of a Guarantor hereunder as at any date of determination thereof shall in no event exceed such Guarantor's Maximum Guaranteed Amount (as defined below) as determined as of the date of the execution and delivery of this Guaranty (unless a later date shall be deemed by a court of competent jurisdiction to be applicable to the determination of the solvency of such Guarantor for purposes of any applicable federal or state fraudulent transfer, fraudulent conveyance or similar law governing debtors and the enforceability of debtors' obligations ("Applicable Insolvency Law"), in which event such other date shall apply), increased by any increase (but not decreased by any subsequent decrease) in such Guarantor's Maximum Guaranteed Amount, unless the inclusion of any such increase is contrary to any Applicable Insolvency Law. For the purpose of this paragraph, "Maximum Guaranteed Amount" shall mean the greater of (i) the aggregate amount of the Guaranteed Debt to the extent the proceeds thereof are used to make a Valuable Transfer (as defined below) to such Guarantor and (ii) ninety-five percent (95%) of the Adjusted Net Worth (as defined below) of such Guarantor, provided that in no event shall the amount specified in this clause
(ii) be an amount that would result in such Guarantor having unreasonably small capital, as such term is used in any Applicable Insolvency Law. For the purpose of this paragraph, "Valuable Transfer" shall mean the amount of (i) all loans, advances or capital contributions made to the Guarantor with proceeds of the Guaranteed Debt; (ii) all debt securities or other obligations of the Guarantor acquired from the Guarantor or retired by the Guarantor with proceeds of the Guaranteed Debt; (iii) the fair market value of all property acquired with proceeds of the Guaranteed Debt and transferred, absolutely and not as collateral, to the Guarantor; (iv) all equity securities of the Guarantor acquired from the Guarantor with proceeds of the Guaranteed Debt; and (v) the value of any quantifiable economic benefits not included in clauses (i) through (iv), above, but includable in accordance with Applicable Insolvency Law, accruing to the Guarantor as a result of the Guaranteed Debt. For purposes of this paragraph, "Adjusted Net Worth" shall mean the excess of
(i) the amount of the "present fair salable value" of the assets of the Guarantor as of the date of determination, over (ii) the amount of all "liabilities of such Guarantor, contingent or otherwise", as of the date of determination, as such quoted terms are determined in accordance with Applicable Insolvency Law. In determining the Adjusted Net Worth of the Guarantor for purposes of calculating the Maximum Guaranteed Amount for the Guarantor, the liabilities of the Guarantor to be used in such determination pursuant to clause (ii) of the preceding sentence shall in any event include any amounts guaranteed by the Guarantor pursuant to clause (i) of the definition of Maximum Guaranteed Amount.

  9. Successors: Assigns. This Guaranty shall be binding upon the Guarantor and its respective successors and permitted assigns and shall inure to the benefit of the Purchaser, the other Holder and their respective successors and assigns. The Guarantor expressly waives notice of transfer or assignment of the Guaranteed Debt, or any part thereof, or of the rights of any Holder hereunder. Failure to give notice will not affect the liabilities of the Guarantor hereunder.

  10. Amendment; Waiver. This Guaranty may be amended only by an instrument in writing executed jointly by the Guarantors and the Holder of Notes then outstanding.

  11. Note Purchase Agreements. The Guarantor acknowledges that executed (or conformed) copies of the Note Purchase Agreements have been made available to its principal executive officers and such officers are familiar with the contents thereof.

  12. Setoff. In addition to, and without limitation of, any rights of the Holders under applicable law, indebtedness, if any, from such Holders to any Guarantor (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the obligations owing to such Holders, whether or not the Guaranteed Debt, or any part thereof, shall then be due.

  13. Notices. All notices and other communications hereunder shall be made in the manner and with the effect provided in Section 18 of the Note Purchase Agreements, if to any Holder, at the address for notices specified in the Note Purchase Agreements, and, if to any Guarantor, to the Guarantor as follows:
HSI Aviation, Inc., c/o Huntco Inc., 14323 South Outer Forty Drive, Suite 600 North, Chesterfield, MO 63017 Attention: Chief Financial Officer.

  14. Liability of the Holders. If any claim is ever made upon any Holder for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Debt and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Company), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation hereof or the cancellation of any Note or other instrument evidencing any liability of the Company, and the Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such payee.

  15. Choice of Law. This Guaranty shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

  16. Expenses; Indemnity. In addition to its Maximum Guaranteed Amount, the Guarantor agrees to reimburse (to the extent the Holder is not so reimbursed by the Company or any other Guarantor) (i) each Holder for any costs and out-of-pocket expenses (including reasonable attorneys' fees and reasonable time charges of attorneys for such Holder, which attorneys may be employees of such Holder) paid or incurred by such Holder in connection with any amendment and modification of this Guaranty and (ii) each Holder for any costs and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for such Holder, which attorneys may be employees of such Holder) paid or incurred by such Holder in connection with the collection and enforcement of this Guaranty. The Guarantor further agrees to indemnify each Holder, and its directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such Holder is a party thereto) which it may pay or incur arising out of or relating to this Guaranty, provided, however, that such Holder, and its directors, officers or employees, shall not have a right to be indemnified or held harmless hereunder for its own gross negligence or willful misconduct. The obligations of the Guarantors under this Section shall survive the termination of this Guaranty.

  17. Entire Agreement. This Guaranty constitutes the entire agreement of the Guarantors with the Purchasers with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

  18. Captions. Captions are for reference only and in no way limit the terms of the Guaranty.

  19. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

  20. Severability of Provisions. Any provision in this Guaranty that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Guaranty are declared to be severable.

  21. Release of Guaranty. Anything herein to the contrary notwithstanding, this Guaranty is subject to Sections 9.5, 10.2, 10.3 and 10.7 of the Note Purchase Agreements. In the event that the corporate existence of the Guarantor is terminated or the Guarantor ceases to be a Subsidiary as a result of any action taken in conformity with Sections 9.5, 10.2, 10.3 and/or 10.7 of the Note Purchase Agreements, the Guarantor shall be deemed to be released automatically from this Guaranty, provided that any proceeds from the disposition of the Guarantor are received by the Company or a Wholly-Owned Subsidiary.

  IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

HSI AVIATION, INC.
By:/s/ Robert J. Marischen
Title: President